Exhibit 99.1

For More Information           Sheri Seybold
                               Big Sky Communications
                               925-556-9197
                               sheri@bigskypr.com

 ONSTREAM MEDIA COLLABORATION TECHNOLOGY PLAYS SUPPORTING ROLE IN ACADEMY AWARD
                                NOMINATED FILMS

From Miramax's `The Aviator' to Universal Picture's `Ray'-- Major Motion Picture Studio's Rely on Onstream Media's Technology

POMPANO BEACH, FL - FEBRUARY 28, 2005 - Onstream Media Corporation (Nasdaq:
ONSM), a leading online service provider of on-demand, rich media communications including webcasting, webconferencing, content publishing and digital asset management services, today announced that its Entertainment Digital Network subsidiary (EDNET) was instrumental in the making of twelve of the films nominated for Academy Awards. Six of those major motion pictures were nominated for sound related Oscars. Those movies include Aviator (Best Sound); Polar Express (Sound Mixing & Editing); The Incredibles (Best Sound Mixing & Editing); Ray (Best Sound); Spider Man 2 (Sound Mixing & Editing) and The Village (Original Score).

EDNET serves the entertainment industries with global connectivity for production and post-production facilities, music labels, producers, directors, and talent. The majority of major motion picture studios use EDNET's long distance connections to facilitate remote Automatic Dialog Replacement (ADR), the re-recording of dialog during post-production after the principal photography has been completed. Before EDNET, actors who were on location shooting their next film would often have to be flown back to New York or Hollywood to be re-recorded. With EDNET's technology, the actor can contribute a new performance from practically anywhere on the globe over synchronized digital high fidelity connections.

"The most exciting thing about doing long distance ADR this way is that it has become the standard way to do it, nobody thinks twice about it," said Wynne Wagner, VP of Engineering at 20th Century Fox Post Production Services. "In a few short years EDNET has completely changed Hollywood's work habits. Now in 2005 almost every major studio uses EDNET technology on their ADR stage."

Tom Scott, VP of Technology for EDNET concurs. "It may seem strange to say that the most exciting thing about this work is that it has become commonplace, but its been a twelve year `overnight success'. The surprising number of nominated productions that we had a hand in this year, shows me that its all been worthwhile - we really have become the industry standard."

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EDNET employs encoding and decoding equipment from several manufacturers together with their digital connections to provide bi-directional multi-channel high quality audio and video connections. Popular choices for ADR and Motion Picture Scoring are the DolbyFax from Dolby Laboratories in San Francisco, and the Worldnet Milano, from Audio Processing Technology of Belfast, Northern Ireland. Not coincidentally, EDNET is the exclusive North American distributor for both product lines.

"The major motion picture studios recognize the benefits of EDNET's long distance real-time technology for ADR and Scoring," said Randy Selman, CEO of Onstream Media. "With our EDNET division, we're proud to have succeeded in changing the work patterns of the movie industry for the better."

About Onstream Media Corporation
Founded in 1993, Onstream Media (Nasdaq: ONSM) is a leading online service provider of live and on-demand, rich media communications via Onstream Media's Platform. Specializing in audio and video corporate communications, Onstream Media's pioneering ASP technology provides the necessary tools for webcasting, webconferencing, content publishing and digital asset management services focused on increasing productivity and revenues for any organization in an affordable and highly secure environment. Today, Onstream Media's presentation services are used by many Fortune 100 company executives to broadcast their announcements and across the enterprise in sales, training, marketing, communications, Investor Relations and branding.

Onstream Media customers include: AOL, NFL, AAA, Disney, MGM, Deutsche Bank, Thomson Financial/CCBN and PR Newswire.

For more information, visit the Onstream website at www.onstreammedia.com or call 954-917-6655

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